SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934



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       by Rule 14a-6(e)(2))
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           AEI REAL ESTATE FUND XV LIMITED PARTNERSHIP
         (Name of Registrant as Specified in its Charter)


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                   AEI REAL ESTATE FUND XV
                   1300 Wells Fargo Place
                     30 East 7th Street
                  St. Paul, Minnesota 55101


                      CONSENT STATEMENT
                TO LIQUIDATE THE PARTNERSHIP


      WE ARE MAILING THIS CONSENT STATEMENT TO YOU, AS A LIMITED PARTNER OF AEI REAL ESTATE FUND XV, ON OR ABOUT JULY 14, 2006. TO BE COUNTED, YOU MUST RETURN A PROPERLY SIGNED CONSENT FORM THAT IS RECEIVED BY AEI FUND MANAGEMENT 86-A, INC. AT 1300 WELLS FARGO PLACE, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE AUGUST 3, 2006.

                 INTRODUCTION AND BACKGROUND

     AEI Real Estate Fund XV Limited Partnership is a Delaware limited partnership formed in 1986 to use the net proceeds raised through a public offering of its units to purchase for cash, commercial real estate leased under net leases. Fund XV initially purchased eight properties with the net proceeds from the offering, including partial interests in three properties. The prospectus under which the units were originally offered indicated that it was our intention, as managing general partner of Fund XV, to sell the properties in eight to twelve years after acquisition, or when market conditions were most advantageous. In 1994, our limited partners approved an amendment to the limited partnership agreement under which we operate that allowed us to reinvest proceeds from sale of properties until final liquidation of Fund XV. In order to enhance the return to limited partners, we continued to reinvest some sales proceeds in new properties through 2003, but worked to dispose of all properties as the real estate market became very favorable in 2004 through 2005.

      We had completed the sale of all but two of Fund XV's properties as of March 31, 2006. We signed a purchase agreement to sell one of these properties on what we considered favorable terms in February 2006 that was completed in April 2006. Because we believe it is economically unattractive to continue to operate Fund XV with one property, we are proposing that we sell this final property and liquidate Fund XV.

     Under Section 6.1 of the limited partnership agreement of Fund XV, we are required to obtain your consent, as limited partners, to the sale of all or substantially all of Fund XV's assets. This consent statement solicits your consent to final liquidation and sale, consistent with this provision of the limited partnership agreement.

      AS  MANAGING GENERAL PARTNER, WE RECOMMEND A VOTE  "FOR"
THE PROPOSAL TO DISPOSE OF THE REMAINING ASSETS OF FUND XV AND
TO DISTRIBUTE THE NET PROCEEDS TO LIMITED PARTNERS.

           REASONS FOR AND EFFECTS OF THE PROPOSAL

THE LIQUIDATION PROPOSAL

      We are soliciting your consent to the final liquidation and sale of Fund XV's properties within the next year as required by the limited partnership agreement. Section 6.1 of the limited partnership agreement requires that we obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the assets. We believe that this final liquidation is consistent with the original objectives of Fund XV.

FINANCIAL CONDITION

      Under generally accepted accounting principles, once we have a reasonable expectation that the assets of the fund will be liquidated within twelve months, we are required to revalue the assets and liabilities of Fund XV to the amount expected in liquidation, and to account for rental and interest income as sources of cash and expenses as uses of cash, available for distribution to partners. We concluded as of October 1, 2005 that it was likely that we would complete final disposition of Fund XV's real estate assets within 12 months.

     The following table provides financial data about Fund XV at and for the quarters ended December 31, 2005 and March 31, 2006. Because a decision had been made to commence the final liquidation of Fund XV and solicit your consent to that liquidation, the financial data at and for the quarters ended December 31, 2005 and March 31, 2006 is presented on the liquidation basis, valuing assets and liabilities at what we believe is their liquidation value, and presenting operations as a statement of liquidating activities:


                                           For the              For the
                                     Three Months Ended   Three Months Ended
                                       March 31, 2006      December 31,2005

Rental Income                           $    59,135         $    52,609
                                         ===========         ===========
Interest Income                         $     6,316         $     5,792
                                         ===========         ===========
Increase (Decrease) in Net Assets       $  (173,209)        $ 1,304,628
  in  Liquidation                        ===========         ===========

Cash Distributions Declared Per Unit    $      5.24         $      5.24
                                         ===========         ===========

Weighted Average Units Outstanding            7,256               7,256
                                         ===========         ===========

Net Assets Available for                $ 2,800,007         $ 2,973,216
 Liquidation at the End of the period    ===========         ===========


PROPERTIES AND EFFECTS OF THE LIQUIDATION PROPOSAL

      At  March  31,  2006,  Fund XV owned  interests  in  two
properties.   Consistent  with  the   liquidation   basis   of
accounting  described above, we recorded these  properties  as assets on Fund XV's balance sheet at the value we expected  to realize  from their sale or disposition. We have not  obtained appraisals  of the properties or any other form of  valuation, but  have instead valued them based on our experience and  the rental  income  they  generate. The following  table  provides information as of March 31, 2006:
                                         Annual            Net
Property           Acquisition Cost  Rental Payments  Realizable Value

Children's World       $962,069          $138,348       $1,825,000
Razzoo's                714,689            72,090          396,000


       The Children's World daycare center, located in Franconia, Virginia, was valued based on a purchase agreement for the property that we signed in February 2006. On May 5, 2006, we completed the sale, resulting in net proceeds to Fund XV, after payment of approximately $47,300 of sale related expenses, of approximately $1,825,000. We distributed approximately $1,700,000 of these proceeds, which represents a return of capital of $234 per unit, to the limited partners in the first week of July 2006, but will hold the balance as a cash reserve to cover future operational and liquidation expenses.

      Fund XV owns a 22% interest in the Razzoo's restaurant located in Austin, Texas. The tenant of the Razzoo's property notified Fund XV in 2003 that it was experiencing financial difficulty stemming from lower than expected sales and that it might not be able to pay future rents. In November 2004, Fund XV and the tenant entered into an agreement to amend the lease to provide the tenant with options to purchase the property and terminate the lease. Under the purchase option, which expires October 31, 2006, the tenant can elect to purchase Fund XV's interest in the property for $572,000. Under the termination option, the tenant can elect to terminate the lease by providing no less than six months prior written notice and paying a termination payment equal to one year's rent--$72,811 for the next year. On May 1, 2006, the tenant exercised its option to terminate the lease effective October 31, 2006 and will therefore be obligated to remit the termination payment on October 31, 2006. If the tenant should fail to remit the payment, we will take appropriate collection action.

     Regardless of whether we receive the termination payment, we will need to dispose of the 22% interest in the Razzoo's property before we can liquidate Fund XV. The remaining 78% interest in the Razzoo's is owned by three affiliated limited partnerships. These affiliated limited partnerships are managed by corporations that have the same officers and directors, and ultimately have the same shareholders, as our managing general partner. The sale of the Razzoo's interest by these other three partnerships requires only the approval of each of their managing general partners, and each has provided such approval. The property is currently being marketed for sale on behalf of all four limited partnerships, and is listed for sale with a real estate broker in the Austin area. Although we hope to complete the sale within the next six months, we cannot be certain of the timing.

      IF PARTNERS APPROVE THE LIQUIDATION PROPOSAL, WE WILL TAKE ACTION TO COMPLETE THE DISPOSITION OF FUND XV'S REMAINING PROPERTY-THE RAZZOO'S. Once this property is sold, we intend to wind up the affairs of Fund XV and distribute any net sales proceeds and remaining reserves to the partners. We will then dissolve Fund XV and all of its operations will cease. Under
Section 12.1 of the limited partnership agreement of Fund XV, this dissolution does not require, and we will not ask you for, any additional vote.


     UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management 86-A, Inc. (Fund XV's managing general partner), by Robert P. Johnson (Fund XV's individual general partner) and by each officer or director of the managing general partner as of March 31, 2006:

Name and Address                   Number of            Percent
of Beneficial Owner                Units Held          of Class

AEI Fund Management 86-A, Inc.         3                    *
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Robert P. Johnson                      0                    0%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Patrick W. Keene                      25                    *
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

*Less than 1%

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the limited partnership units set forth opposite their names. To the best of our knowledge, there is no beneficial owner holding five percent or more of the units.

        VOTING UNITS AND VOTES REQUIRED FOR APPROVAL

      Voting by the limited partners on the liquidation proposal is based upon the number of units held. As of June 1, 2006, there were 7,256.0 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

     Pursuant to the limited partnership agreement of Fund XV, in order for the liquidation proposal to be approved, a majority of the units must be voted in favor of the proposal. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. We recommend a vote "FOR" the proposal and intend to vote the 3.0 units we control in favor of the proposal. Patrick W. Keene, our Chief Financial Officer, intends to vote the 25.0 units controlled by him in favor of the proposal.


                    PROCEDURES FOR VOTING

     Accompanying this Consent Statement is a Consent Form for each limited partner. By checking the appropriate box, you can indicate whether you vote FOR or AGAINST or ABSTAIN as to the liquidation proposal. IF YOU RETURN YOUR CONSENT FORM SIGNED WITHOUT CHECKING ANY BOX, YOU WILL BE DEEMED TO HAVE VOTED FOR THE LIQUIDATION PROPOSAL.

      Limited partners who vote against, or abstain, do not have appraisal or similar rights under Delaware law.

      We have fixed the close of business on June 1, 2006 as the record date for the determination of the limited partners entitled to vote on the liquidation proposal; the close of business on August 3, 2006 as the date by which Consent Forms must be received by us in order to be counted; and August 4, 2006 as the date on which the consents will be counted. You may revoke your consent at any time prior to August 4, 2006, provided we receive written revocation prior to that date.

      The cost of solicitation of consents of the limited partners will be borne by Fund XV. The solicitations will be made by the mails. This Consent Statement was first mailed to limited partners on or about July 14, 2006. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

                           BY ORDER OF THE BOARD OF DIRECTORS
                           OF  AEI  FUND MANAGEMENT  86-A,INC.




                           Robert P. Johnson, President




  IMPORTANT                                          IMPORTANT

         AEI REAL ESTATE FUND XV LIMITED PARTNERSHIP

                 CONSENT OF LIMITED PARTNERS
           THIS CONSENT IS SOLICITED BY THE BOARD
       OF DIRECTORS OF AEI FUND MANAGEMENT 86-A, INC.,
                THE MANAGING GENERAL PARTNER

      The undersigned, a limited partner of AEI Real Estate Fund XV, hereby consents (unless otherwise directed below) to the proposal identified below to take action to complete the final disposition, liquidation and distribution of all of Fund XV's properties and assets within the next year, as more fully described in the accompanying Consent Statement. By voting for the proposal, the undersigned hereby appoints AEI Fund Management 86-A, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence any termination of Fund XV's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on August 3, 2006.

     ADOPTION OF THE LIQUIDATION PROPOSAL

  [ ] FOR           [ ] AGAINST            [ ] ABSTAIN

     The limited partnership units held by the signing limited partner will be voted as directed. They will be voted "FOR" the liquidation proposal if no box is checked.

      Please sign exactly as your name appears below. When limited partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:          , 2006




Signature                                (if held jointly)